SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 16, 2005
(Date of earliest event reported)

CAPSTEAD MORTGAGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-08896	75-2027937
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8401 North Central Expressway Suite 800	75225
(Address of Principal Executive Offices)	(Zip code)

(214) 874-2323

Registrant’s Telephone Number, Including Area Code

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     The 1997 Flexible Long Term Incentive Plan (the “1997 Plan”) and the 2004 Flexible Long-Term Incentive Plan (the “2004 Plan,” collectively the “Stock Incentive Plans”) of Capstead Mortgage Corporation (the “Company”) provide the Company with the flexibility to offer key officers, employees and directors performance-based stock incentives and other equity interests in the Company and other incentive awards that recognize the creation of value for the stockholders of the Company and promote the Company’s long-term growth and success.

     On June 16, 2005, the Board of Directors of the Company (the “Board”) approved the granting of options and restricted stock to two newly-elected non-executive members of the Board on June 21, 2005:

	Number of	Number of
Director	Options Granted	Shares Granted
Jack Biegler	10,000	5,000
Christopher W. Mahowald	10,000	5,000

     The options have an exercise price of $8.57 per share, are fully vested upon issuance, and expire on June 21, 2015. The restricted stock is subject to vesting in four equal installments commencing on June 21, 2006.

     With these options and restricted stock grants, the status of the Company’s Stock Incentive Plans is as follows:

	1997 Plan	2004 Plan
Number of securities to be issued upon exercise of outstanding options	127,838	350,000
Number of securities remaining available for future issuance	186,152	499,164

     On June 16, 2005 the Board also authorized cash payments of $29,630 to Mr. Biegler and Mr. Mahowald representing prorated annual retainers.

ITEM 5.02. ELECTION OF DIRECTORS

On June 16, 2005 the Board elected to increase the current size of the Board of Directors from six to eight members and elected Mr. Biegler and Mr. Mahowald to serve as independent members of the Board. Mr. Biegler was also appointed to the Audit Committee of the Board. With Mr. Biegler’s appointment, Mr. Rubin resigned from the Audit Committee effective immediately but will remain a member of the Board’s Executive and Compensation Committees.

ITEM 7.01. REGULATION FD DISCLOSURE

     On June 16, 2005 the Company issued a press release announcing the election of Mr. Biegler and Mr. Mahowald to the Board.

ITEM 9.01. EXHIBITS

(c)	Exhibits

99.1	Press release by Capstead Mortgage Corporation dated June 16, 2005.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2005

CAPSTEAD MORTGAGE CORPORATION
By:	/s/ PHILLIP A. REINSCH
Phillip A. Reinsch
Senior Vice President and Chief Financial Officer